Exhibit 99.1
Contact:
Abaxis, Inc.	Lytham Partners, LLC
Clint Severson, Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
510-675-6500	602-889-9700

Abaxis Reports Financial Performance for the Third Quarter of Fiscal 2016
Declares Quarterly Cash Dividend

Union City, California – January 28, 2016 - Abaxis, Inc. (NasdaqGS: ABAX), a global diagnostics company manufacturing point-of-care blood analysis instruments and consumables for the medical and veterinary markets worldwide, today reported financial results for the third fiscal quarter ended December 31, 2015.

Third quarter highlights include:
•	Total medical and veterinary reagent disc sales of 2.3 million units, up 12% over last year’s comparable quarter.
•	International revenues of $11.8 million, up 12% over last year’s comparable quarter.
•	Gross profit from continuing operations of $29.6 million, up 3% over last year’s comparable quarter.
•	Income from operations of $11.3 million, up 16% over last year’s comparable quarter.
•	Diluted EPS from continuing operations of $0.35, up 30% over last year’s comparable quarter.
•	Cash, cash equivalents and investments of $155.4 million as of December 31, 2015.
•	Abaxis paid dividends of $2.5 million, or $0.11 per share, during the third quarter of fiscal 2016.

“Revenues in the third quarter of fiscal 2016 reflected strong growth in consumable sales,” said Clint Severson, chairman and chief executive officer of Abaxis. “Unit sales of our higher margin medical and veterinary reagent discs increased by 12% over last year’s third quarter. In particular, our medical reagent disc sales were strong, increasing by 23% over last year’s third quarter. These results reflect continued strength in our portfolio of consumable products.”

Mr. Severson continued, “We are targeting continued momentum in the medical market, both domestically and internationally. We believe the medical market represents a significant opportunity for Abaxis in the coming years. We have made consistent progress in building our medical business through our partnership with Abbott Point of Care, Inc. and expect it to become an even larger contributor to our results going forward. Furthermore, during the third quarter of fiscal 2016, we sold 200 Piccolo Xpress instruments to a leading medical device distributor in the People’s Republic of China and we look forward to continuing to provide our Piccolo medical products through our distribution partnership.”

Mr. Severson continued, “We also expanded our growth opportunities in the veterinary market. In the third quarter of fiscal 2016, we entered into a five-year supply agreement with Banfield Pet Hospitals to provide our VetScan hematology analyzers and associated consumables to all of Banfield’s more than 900 pet hospital locations, with installation and training to begin late in our fourth quarter of fiscal 2016. We are excited about the possibilities these new relationships offer. Our solid earnings results reflect continued strength in our operating margins and were also supported by a lower effective tax rate for the third quarter of fiscal 2016 due to the reinstatement of the federal research and development tax credit.”

Mr. Severson concluded, “All in all, we are pleased with the results of the quarter. While the results for last year’s comparable quarter was very strong due to the Ebola crisis and the impact of our new distributor partners in the veterinary market, we remain focused on continuing to grow our business in a cost efficient manner. ”

Dividend Declared

Abaxis today announced that its Board of Directors declared a quarterly cash dividend of $0.11 per common share, to be paid on March 17, 2016, to all shareholders of record as of the close of business on March 3, 2016.

Results of Continuing Operations

Quarterly Results

For the fiscal quarter ended December 31, 2015, Abaxis reported revenues from continuing operations of $52.9 million, as compared with revenues of $56.1 million for the comparable period last year, a decrease of 6 percent. Revenues from sales of instruments, which include chemistry analyzers, hematology instruments, VSpro specialty analyzers and i‑STAT analyzers, decreased by $7.6 million, or 40 percent, compared to the same period last year. Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i‑STAT cartridges and rapid tests, increased by $4.2 million, or 12 percent, over the same period last year. Abaxis reported net income from continuing operations of $8.0 million for the fiscal quarter ended December 31, 2015, compared to $6.2 million for the fiscal quarter ended December 31, 2014. Abaxis’ effective tax rate in the fiscal quarter ended December 31, 2015 was 31 percent, compared to 35 percent for the same period last year. Abaxis reported diluted net income per share from continuing operations of $0.35 (calculated based on 22,889,000 shares) for the fiscal quarter ended December 31, 2015, compared to $0.27 per share (calculated based on 22,756,000 shares) for the same period last year.

Nine-Month Results

For the nine-month period ended December 31, 2015, Abaxis reported revenues from continuing operations of $161.9 million, as compared with revenues of $150.6 million for the comparable period last year, an increase of 8 percent. Revenues from instrument sales decreased by $5.0 million, or 14 percent, compared to the same period last year. Revenues from consumables sales increased by $15.3 million, or 14 percent, over the same period last year. Abaxis reported net income from continuing operations of $22.8 million for the nine-month period ended December 31, 2015, compared to $17.0 million for the same period last year. Abaxis’ effective tax rate in the nine-month period ended December 31, 2015 was 34 percent, compared to 36 percent for the same period last year. Abaxis reported diluted net income per share from continuing operations of $1.00 (calculated based on 22,884,000 shares) for the nine-month period ended December 31, 2015, compared to $0.75 per share (calculated based on 22,717,000 shares) for the same period last year.

Other Reported Information

Non-cash compensation expense recognized for share-based awards during the third quarter of fiscal 2016 was $2.4 million, compared to $2.7 million for the same period last year. Abaxis paid $2.5 million in cash dividends to shareholders during the third quarter of fiscal 2016.

Conference Call

Abaxis has scheduled a conference call to discuss its financial results at 4:15 p.m. Eastern Time on Thursday, January 28, 2016. Participants can dial (844) 855-9498 or (412) 317-5496 to access the conference call, or can listen via a live Internet webcast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com. A replay of the call will be available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10079319, through February 4, 2016. This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis

Abaxis, Inc. is a worldwide developer, manufacturer and marketer of portable blood analysis systems that are used in a broad range of medical specialties in human or veterinary patient care to provide clinicians with rapid blood constituent measurements. Our mission is to improve the efficiency of care delivery to and the quality of life of patients in the medical and veterinary markets. We provide leading edge technology and tools that support best medical practices, enabling physicians and veterinarians to respond to the health needs of their clients at the point of care while operating economical and profitable practices. For more information, visit http://www.abaxis.com.

Forward Looking Statements

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ goals for continued momentum in the medical market, estimates regarding the medical market size and opportunities, expectations regarding the contributions of its partnership with Abbott Point of Care, Inc. to Abaxis’ results going forward, expectations regarding its distribution partnership in the People’s Republic of China, the possibilities that the Banfield Pet Hospitals relationship may offer, payment of future cash dividends, financial resources and potential for future growth, market acceptance and penetration of product offerings, and future revenues, income and results of operations. Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts. Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to risks related to Abaxis’ manufacturing operations, including the vulnerability of its manufacturing operations to potential interruptions and delays and its ability to manufacture products free of defects, the effect of exchange rate fluctuations on international operations, fluctuations in quarterly operating results and difficulty in predicting future results, Abaxis’ dependence on Abbott Point of Care, Inc. for its U.S. medical sales, the performance of Abaxis’ independent distributors and Abaxis’ ability to manage their inventory levels effectively, dependence on sole or limited source suppliers, the market acceptance of Abaxis’ products, expansion of Abaxis’ sales and marketing and distribution efforts, dependence on key personnel, the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks related to the introduction of new instruments manufactured by third parties, risks associated with competing in the human diagnostic market, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties. Readers should also refer to the section entitled “Risk Factors” in Abaxis’ annual report on Form 10‑K, and subsequently filed quarterly reports on Form 10‑Q filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statements were made. Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables to Follow

ABAXIS, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014
Revenues	$52,876	$56,051	$161,941	$150,576
Cost of revenues	23,274	27,268	70,985	70,014
Gross profit	29,602	28,783	90,956	80,562
Operating expenses:
Research and development	4,428	3,585	13,840	11,764
Sales and marketing	10,395	10,742	31,766	30,193
General and administrative	3,524	4,770	11,301	11,475
Total operating expenses	18,347	19,097	56,907	53,432
Income from operations	11,255	9,686	34,049	27,130
Interest and other income (expense), net	231	(197)	716	(595)
Income from continuing operations before income tax provision	11,486	9,489	34,765	26,535
Income tax provision	3,532	3,274	11,993	9,534
Income from continuing operations	7,954	6,215	22,772	17,001
Discontinued operations
Income (loss) from discontinued operations, net of tax	4	(330)	(3)	(1,001)
Net income	$7,958	$5,885	$22,769	$16,000

Net income (loss) per share:
Basic
Continuing operations	$0.35	$0.27	$1.00	$0.75
Discontinued operations	-	(0.01)	-	(0.05)
Basic net income per share	$0.35	$0.26	$1.00	$0.70
Diluted
Continuing operations	$0.35	$0.27	$1.00	$0.75
Discontinued operations	-	(0.01)	-	(0.05)
Diluted net income per share	$0.35	$0.26	$1.00	$0.70
Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,725	22,533	22,684	22,483
Weighted average common shares outstanding - diluted	22,889	22,756	22,884	22,717
Cash dividends declared per share	$0.11	$0.10	$0.33	$0.30

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	December 31, 2015	March 31, 2015
Current assets:
Cash and cash equivalents	$82,402	$107,015
Short-term investments	50,808	26,109
Receivables, net	33,450	29,015
Inventories	35,178	36,179
Prepaid expenses and other current assets	7,441	2,893
Net deferred tax assets, current	6,439	6,575
Current assets of discontinued operations	49	2,075
Total current assets	215,767	209,861
Long-term investments	22,147	24,181
Investment in unconsolidated affiliate	2,739	2,683
Property and equipment, net	27,514	27,316
Intangible assets, net	1,363	1,491
Net deferred tax assets, non-current	3,180	3,413
Non-current assets of discontinued operations	-	12
Other assets	604	107
Total assets	$273,314	$269,064

Current liabilities:
Accounts payable	$7,882	$7,277
Accrued payroll and related expenses	7,241	11,094
Accrued taxes	269	4,829
Current liabilities of discontinued operations	180	5,536
Other accrued liabilities	8,953	9,804
Deferred revenue	1,537	1,322
Warranty reserve	1,272	1,423
Total current liabilities	27,334	41,285
Non-current liabilities:
Deferred revenue	2,516	3,219
Warranty reserve	1,822	1,733
Net deferred tax liabilities	310	310
Notes payable, less current portion	404	480
Other non-current liabilities	769	1,843
Total non-current liabilities	5,821	7,585
Total liabilities	33,155	48,870
Shareholders' equity:
Common stock	137,258	132,559
Retained earnings	102,918	87,643
Accumulated other comprehensive loss	(17)	(8)
Total shareholders' equity	240,159	220,194
Total liabilities and shareholders' equity	$273,314	$269,064

Revenues by Geographic Region and Customer Group
(Unaudited and in thousands)

The following table presents our revenues by source for the three and nine months ended December 31, 2015 and 2014.

	Three Months Ended December 31,		Nine Months Ended December 31,
Revenues by Geographic Region	2015	2014	2015	2014
North America	$41,109	$45,576	$128,596	$121,532
International	11,767	10,475	33,345	29,044
Total revenues	$52,876	$56,051	$161,941	$150,576

	Three Months Ended December 31,		Nine Months Ended December 31,
Revenues by Customer Group	2015	2014	2015	2014
Medical Market	$11,002	$11,846	$28,317	$26,707
Veterinary Market	40,896	43,414	131,084	121,454
Other	978	791	2,540	2,415
Total revenues	$52,876	$56,051	$161,941	$150,576